EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-2 and related prospectus of Valley National Gases Incorporated for the registration of 2,300,000 shares of its common stock and to the use in such Registration Statement and to the incorporation by reference therein of our report dated July 30, 2002, with respect to the consolidated financial statements of Valley National Gases Incorporated, included therein and in its Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2005.

/s/ ERNST & YOUNG LLP

May 10, 2005

Pittsburgh, Pennsylvania